As filed with the Securities and Exchange Commission on January 15, 2021

Registration No. 333-174880

Registration No. 333-185702

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3 REGISTRATION STATEMENT NO. 333-174880

FORM S-3 REGISTRATION STATEMENT NO. 333-185702

UNDER

THE SECURITIES ACT OF 1933

TAUBMAN CENTERS, INC.

(By SILVER MERGER SUB 1, LLC as successor by merger to Taubman Centers, Inc.)

(Exact Name of Registrant as Specified in Its Charter)

Michigan (State or other Jurisdiction of Incorporation)	38-2033632 (IRS Employer Identification No.)

c/o Simon Property Group, Inc.

225 West Washington Street

Indianapolis, Indiana 46204

(317) 636-1600

(Address, including ZIP Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Steven E. Fivel

General Counsel and Secretary

Simon Property Group, Inc.

225 West Washington Street

Indianapolis, Indiana 46204

(317) 636-1600

(Name, Address, including ZIP Code, and Telephone Number, including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements filed by Taubman Centers, Inc., a Michigan corporation (“Taubman”), on Form S-3 (collectively, the “Registration Statements”):

•             Registration Statement No. 333-174880, originally filed with the Securities and Exchange Commission (the “SEC”) on June 14, 2011; and

•             Registration Statement No. 333-185702, originally filed with the SEC on December 27, 2012.

On December 29, 2020, pursuant to the Amended and Restated Agreement and Plan of Merger, dated November 14, 2020 (the “Merger Agreement”), by and among Taubman, The Taubman Realty Group Limited Partnership, a Delaware limited partnership (the “Taubman Operating Partnership”), Simon Property Group, Inc., a Delaware corporation (“Simon”), Simon Property Group, L.P., a Delaware limited partnership (the “Simon Operating

Partnership”), Silver Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of the Simon Operating Partnership (“Merger Sub 1”) and Silver Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of Merger Sub 1 (“Merger Sub 2”), (i) Merger Sub 2 was merged with and into the Taubman Operating Partnership, with the Taubman Operating Partnership surviving and (ii) Taubman was merged with and into Merger Sub 1, with Merger Sub 1 surviving.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Taubman has terminated all offerings of its securities pursuant to the above referenced Registration Statements. In accordance with an undertaking made by Taubman in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, Taubman hereby removes and withdraws from registration all securities of Taubman registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on January 15, 2021. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

SILVER MERGER SUB 1, LLC

By:	/s/ Steven E. Fivel
Name:	Steven E. Fivel
Title:	General Counsel and Secretary